Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE EARNS $0.60 PER DILUTED SHARE FOR

SECOND-QUARTER 2007

Affirms Established Guidance for 2007 Earnings per Diluted Share in Range of $2.00 to $2.05

THOMASVILLE, N.C. (July 26, 2007) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the second quarter and six months ended June 30, 2007. For the second quarter, revenue increased 8.7% to $359.6 million from $330.8 million for the second quarter of 2006. Net income increased to $22.5 million, or $0.60 per diluted share, for the second quarter of 2007 from $21.6 million or $0.58 per diluted share from the prior-year quarter. The results for the second quarter of 2007 include the final resolution of a customer pricing issue from periods prior to 2007 that resulted in the recognition of $2 million in revenue, or $0.03 per diluted share after tax. Old Dominion’s operating ratio was 88.7% for the second quarter of 2007 compared with 88.3% for the second quarter of 2006.

For the first six months of 2007, revenue was $679.6 million, a 9.2% increase from $622.4 million for the comparable period in 2006. Net income for the first half of 2007 was $36.1 million, or $0.97 per diluted share, up from $34.6 million, or $0.93 per diluted share, for the first six months of 2006. The Company’s operating ratio was 90.3% and 90.0% for the first half of 2007 and 2006, respectively.

“Old Dominion’s second-quarter results exceeded our original expectations in an industry environment that remained as challenging as we anticipated,” remarked Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion. “We are pleased with the growth in our total tons and total shipments of 7.4% and 4.8%, respectively, for the quarter while maintaining a disciplined approach to pricing. We produced a 1.1% increase in revenue per hundredweight, or a 1.7% increase excluding fuel surcharges, despite an increasingly competitive pricing environment and a 2.5% increase in weight per shipment, which generally has the effect of lowering yields. Our management team has done an excellent job of controlling variable costs in this challenging environment, as our operating ratio increased only 40 basis points from the second quarter last year, which was the best operating ratio in the Company’s history.

“We added four service centers during the second quarter, consisting of three from the previously announced acquisition of Priority Freight Lines and the opening of a service center in Long Beach,

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Second-Quarter Earnings

July 26, 2007

California. As a result, we operated 188 service centers at the end of the quarter, up from 182 at the end of 2006, and we launched full-state coverage in Washington, our 38th state with this acquisition. We have adjusted our capital expenditure budget for 2007 to approximately $200 million from approximately $245 million primarily due to budgeted real estate expenditures that will likely be incurred in 2008 depending upon the availability of real estate and the completion of projects under construction.”

Based on the Company’s results for the second quarter and first half of 2007, and its outlook for the remainder of 2007, Old Dominion today affirmed its established guidance for earnings per diluted share for 2007 in a range of $2.00 to $2.05. This guidance, when originally established in January 2007, included an estimate for the non-recurring customer pricing issue that was resolved and recorded in the second quarter. In addition, the Company today established its guidance for earnings per diluted share for the third quarter of 2007 in a range of $0.53 to $0.56.

Mr. Congdon added, “We remain cautious in our outlook for the second half of 2007. Although volume to date supports our expectation that our tonnage will continue to improve in the second half of the year, the market continues to be highly competitive.

“In this environment, Old Dominion will focus on the consistent execution of its long-term growth strategies, as it does throughout the economic cycle. We will work to increase our market share within our existing service center network to drive operating leverage. We will strive to expand our relationships with existing customers and enter new relationships through innovative and comprehensive products and high quality customer service, supported by our continuing investment in leading-edge technology. We expect to enhance our ability to increase freight density within our network by continuing our steady geographic expansion, and we will evaluate additional opportunities to achieve our targets through selective acquisitions. In addition to a strong, differentiated market position, we believe that Old Dominion has the resources to implement these proven strategies and to drive further profitable growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these websites shortly after the call through August 26, 2007. A telephonic replay will also be available through August 2, 2007, at (719) 457-0820, Confirmation Number 8724709.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing, including with respect to fuel surcharges; (3) the negative impact of any unionization of the Company’s employees; (4) the challenges associated with executing the Company’s growth strategy; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified

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ODFL Reports Second-Quarter Earnings

July 26, 2007

drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country, including 38 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2007	2006	Chg.	2007	2006	Chg.
Revenue from operations	$359,617	$330,812	8.7%	$679,559	$622,443	9.2%
Operating income	$40,650	$38,602	5.3%	$65,694	$62,184	5.6%
Operating ratio	88.7%	88.3%		90.3%	90.0%
Net income	$22,539	$21,605	4.3%	$36,110	$34,625	4.3%
Earnings per share:
Basic and diluted	$0.60	$0.58	3.4%	$0.97	$0.93	4.3%
Weighted average shares outstanding:
Basic and diluted	37,285	37,285	0.0%	37,285	37,285	0.0%

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ODFL Reports Second-Quarter Earnings

July 26, 2007

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Second Quarter					Year To Date
	2007		2006		% Chg.	2007		2006		% Chg.
Revenue	$359,617	100.0%	$330,812	100.0%	8.7%	$679,559	100.0%	$622,443	100.0%	9.2%
Operating expenses:
Salaries, wages & benefits	187,005	52.0%	170,762	51.6%	9.5%	363,260	53.4%	330,820	53.2%	9.8%
Operating supplies & expenses	58,414	16.2%	52,929	16.0%	10.4%	107,904	15.9%	98,483	15.8%	9.6%
General supplies & expenses	10,604	2.9%	9,790	3.0%	8.3%	19,903	2.9%	19,100	3.1%	4.2%
Operating taxes & licenses	12,562	3.5%	11,631	3.5%	8.0%	24,783	3.6%	22,666	3.6%	9.3%
Insurance & claims	9,002	2.5%	8,666	2.6%	3.9%	20,114	3.0%	17,150	2.8%	17.3%
Communications & utilities	3,447	1.0%	3,683	1.1%	(6.4)%	7,329	1.1%	7,485	1.2%	(2.1)%
Depreciation & amortization	20,062	5.6%	16,756	5.1%	19.7%	38,494	5.7%	32,293	5.2%	19.2%
Purchased transportation	12,089	3.4%	12,605	3.8%	(4.1)%	21,881	3.2%	22,611	3.6%	(3.2)%
Building and office equipment rents	3,017	0.8%	2,899	0.9%	4.1%	5,734	0.8%	5,669	0.9%	1.1%
Miscellaneous expenses, net	2,765	0.8%	2,489	0.7%	11.1%	4,463	0.7%	3,982	0.6%	12.1%

Total operating expenses	318,967	88.7%	292,210	88.3%	9.2%	613,865	90.3%	560,259	90.0%	9.6%

Operating income	40,650	11.3%	38,602	11.7%	5.3%	65,694	9.7%	62,184	10.0%	5.6%
Other deductions:
Interest expense, net	3,404	0.9%	2,417	0.7%	40.8%	6,427	1.0%	4,028	0.6%	59.6%
Other (income) expense, net	(9)	0.0%	176	0.1%	(105.1)%	242	0.0%	447	0.1%	(45.9)%

Income before income taxes	37,255	10.4%	36,009	10.9%	3.5%	59,025	8.7%	57,709	9.3%	2.3%

Provision for income taxes	14,716	4.1%	14,404	4.4%	2.2%	22,915	3.4%	23,084	3.7%	(0.7)%

Net income	$22,539	6.3%	$21,605	6.5%	4.3%	$36,110	5.3%	$34,625	5.6%	4.3%

Earnings per share:

Basic and Diluted	$0.60		$0.58		3.4%	$0.97		$0.93		4.3%

Weighted average outstanding shares:
Basic and Diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Second-Quarter Earnings

July 26, 2007

OLD DOMINION FREIGHT LINE, INC.

	Second Quarter			Year to Date
Operating Statistics	2007	2006	% Chg.	2007	2006	% Chg.
Operating ratio	88.7%	88.3%	0.5%	90.3%	90.0%	0.3%
Intercity miles *	81,153	75,066	8.1%	156,131	143,696	8.7%
Total tons *	1,341	1,249	7.4%	2,583	2,406	7.4%
Total shipments *	1,723	1,644	4.8%	3,343	3,188	4.9%
Revenue per intercity mile	$4.43	$4.41	0.5%	$4.35	$4.33	0.5%
Rev/cwt ‡	$13.44	$13.29	1.1%	$13.20	$13.04	1.2%
Rev/cwt less FSC ‡	$11.81	$11.61	1.7%	$11.69	$11.51	1.6%
Rev/shp ‡	$209.21	$201.88	3.6%	$204.04	$196.76	3.7%
Rev/shp less FSC ‡	$183.89	$176.42	4.2%	$180.70	$173.64	4.1%
Weight per shipment	1,557	1,519	2.5%	1,546	1,509	2.5%
Average length of haul	934	932	0.2%	939	934	0.5%

*-	In thousands
‡-	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	June 30, 2007	December 31, 2006
(In thousands)
Current assets	$211,304	$256,367
Net property and equipment	708,279	607,588
Other assets	37,121	28,238

Total assets	$956,704	$892,193

Current maturities of long-term debt	$12,348	$12,697
Other current liabilities	134,934	108,849

Total current liabilities	147,282	121,546
Long-term debt	255,022	261,885
Other non-current liabilities	100,670	91,142

Total liabilities	502,974	474,573
Shareholders’ equity	453,730	417,620

Total liabilities & shareholders’ equity	$956,704	$892,193

Note: Financial statements and operating statistics are unaudited.

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